Exhibit 99.1
NEWS RELEASE

Date: November 8, 2006	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, November 8, 2006 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.51 for the quarter ended September 30, 2006, up 131% from per share earnings of $0.22 for the same quarter of the prior year. September quarter revenues were $67 million, comparable to revenues in the September quarter of 2005. Results in the quarter reflect ongoing strengthening of CorVel’s Network Solutions as well as productivity gains in Patient Management services. Cost reductions also contributed to margins improvements versus the same quarter of the prior year.
September quarter results benefited from ongoing investments in Network Solutions. Savings outcomes for customers have been improving throughout the last couple of years. Individual states have been actively modifying workers’ compensation medical review regulations. The Company believes its MedCheck software and systems have the flexibility to meet such changing market needs. CorVel plans further expansions of the development efforts supporting these and other evolving medical review trends. Improved outcomes have also been important in new sales of medical review services.
During the quarter the Company implemented a new version of MedCheck software to facilitate the scheduling of patient visits to directed care network provider facilities and integrate and expand utilization management. Sales of specialty review and reimbursement services improved in the quarter. Extending the scope of traditional medical review is a part of the Company’s plan to leverage its technology advantages in the workers’ compensation market.
Since the beginning of the September quarter, to date the Company has repurchased 200,000 shares of the one million shares its Board previously approved. Cash balances remained over $20 million dollars at the end of the September quarter. Since the inception of its share buyback program the Company has repurchased 7.3 million common shares and currently has 9.4 million shares outstanding net of all prior repurchases. Cash flow in the quarter reflected a combination of improving earnings and improved efficiency in its capital investments.

About CorVel
CorVel Corporation (http://www.corvel.com) is a national provider of leading-edge services and solutions in the field of healthcare management. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this report, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Such forward-looking statements include, but are not limited to, statements relating to the Company’s products, services, and systems development expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this report and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006. The forward-looking statements in this report speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement — Unaudited
Three months ended September 30, 2005 and 2006

	Three months ended September 30,
	2005	2006
Revenues	$66,343,000	$67,329,000
Cost of revenues	55,470,000	50,933,000

Gross profit	10,873,000	16,396,000
General and administrative expenses	7,280,000	8,489,000

Income before income taxes	3,593,000	7,907,000
Income tax provision	1,382,000	3,084,000

Net Income	$2,211,000	$4,823,000

Net income per share
Basic	$.22	$.51

Diluted	$.22	$.51

Weighted average shares outstanding
Basic	9,858,000	9,415,000
Diluted	9,911,000	9,486,000
CorVel Corporation
Income Statement — Unaudited
Six months ended September 30, 2005 and 2006

	Six months ended September 30,
	2005	2006
Revenues	$137,010,000	$137,091,000
Cost of revenues	114,133,000	104,368,000

Gross profit	22,877,000	32,723,000
General and administrative expenses	14,714,000	17,209,000

Income before income taxes	8,163,000	15,514,000
Income tax provision	3,142,000	6,051,000

Net Income	$5,021,000	$9,463,000

Net income per share
Basic	$.51	$1.00

Diluted	$.50	$1.00

Weighted average shares outstanding
Basic	9,909,000	9,416,000
Diluted	9,965,000	9,466,000

CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2006 (audited) and September 30, 2006 (unaudited)

	March 31, 2006	Sept. 30, 2006
Assets
Cash and cash equivalents	$14,206,000	$21,988,000
Accounts receivable, net	39,521,000	40,027,000
Prepaid taxes and expenses	2,221,000	2,316,000
Deferred income taxes	4,521,000	5,041,000
Property and equipment, net	26,459,000	24,250,000
Goodwill and other assets	13,170,000	13,148,000

TOTAL ASSETS	$100,098,000	$106,770,000

Liabilities and Stockholders’ Equity
Accounts payable	$13,712,000	$14,581,000
Accrued liabilities	12,160,000	11,985,000
Deferred income taxes	6,190,000	5,551,000
Common stock and paid-in-capital	61,086,000	63,651,000
Treasury stock	(132,205,000)	(137,616,000)
Retained earnings	139,155,000	148,618,000

TOTAL LIABILITIES AND EQUITY	$100,098,000	$106,770,000